Exhibit 99.1

Contacts:
	Semitool, Inc. Larry Viano, Chief Financial Officer 406.752.2107 lviano@semitool.com	Pfeiffer High Investor Relations, Inc. Geoff High 303.393.7044 www.pfeifferhigh.com

Semitool Announces Second Quarter Results for Fiscal 2007

KALISPELL, MT – April 24, 2007 – Semitool, Inc. (Nasdaq: SMTL), a leading manufacturer of wafer processing equipment for the semiconductor industry, today reported financial results for its second fiscal quarter ended March 31, 2007.

Second quarter revenue was $53.5 million versus revenue of $63.8 million in the second fiscal quarter a year ago. Gross margin improved to 49 percent versus 47 percent in the same quarter last year. Net income was $1.1 million, or $0.03 per share, versus net income of $3.6 million, or $0.11 per share, in last year’s second quarter.

Second quarter net bookings were $37.8 million versus $50.9 million in the second quarter last year. Deferred revenue at the end of the quarter stood at $15.0 million and shipping backlog was $42.3 million, combining for a total revenue backlog of $57.3 million. Second quarter product shipments were $59.6 million.

“The shortfall in anticipated second quarter bookings was directly related to delays in customer capital spending plans,” said Larry Murphy, president and chief operating officer. “In spite of these delays, we are doing an effective job of building our market share, as we continue to establish important relationships with most of our industry’s largest capital equipment buyers. We also are gaining momentum with new customers in the expanding memory sector, and are encouraged by the long-term order opportunities these relationships represent.

“In the meantime, we have taken several steps to reduce costs and maintain our profitability,” Murphy added. “In addition to salary cuts at the management level, we have reduced the size of our worldwide workforce by roughly seven percent.”

Ray Thompson, chairman and chief executive officer, said, “I am encouraged by our efforts to reduce manufacturing costs and improve gross margins. Our management team has also done an effective job of aligning the size of the company to meet its current needs. As a successful global enterprise, we always take a broad view of our marketplace and are not driven by short-term performance fluctuations. I remain enthusiastic about Semitool’s future, as we have achieved several recent breakthroughs in process development that are specifically directed at 32 nanometer and below device manufacturing.”

Through six months of fiscal 2007, revenue increased to $121.4 million from $119.1 million in the comparable period a year ago. Net income was $6.8 million, or $0.21 per share, versus $3.6 million, or $0.12 per share, at the six-month mark last year.

Semitool closed the second quarter with cash and cash equivalents of $12.6 million, total current assets of $180.9 million, and total shareholders’ equity $169.1 million.

Guidance
Management expects third quarter revenue to be in the range of $50 million to $53 million, and third quarter earnings per share of between $0.00 and $0.02 prior to restructuring costs of $0.01 per share. Third quarter shipments are expected to be in a range of $43 million to $46 million. Management revised its full year revenue forecast to a range of $210 million and $230 million.

Conference Call Information
Semitool will host an investor conference call and simultaneous webcast today at 5:00 p.m. Eastern. The call can be accessed by dialing 800-573-4842 (617-224-4327 for international callers) and entering the passcode 34653886. The webcast will be available via the Internet at www.semitool.com. Webcast participants should access the website at least 10 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days. An audio replay will be available from 7 p.m. Eastern today, until 11:59 p.m. Eastern on May 1, 2007, and can be accessed by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 35894369.

About Semitool, Inc.
Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on Nasdaq under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.

Safe Harbor Statement
The matters discussed in this news release include forward-looking statements, including statements related to (i) building market share, gaining momentum with new customers and long-term order opportunities, (ii) the impact of technological developments on future performance and (iii) financial guidance for the third quarter and fiscal year 2007. Also, bookings, deferred revenue, shipping backlog and product shipments are not necessarily an indication of revenue in any future period. These forward-looking statements are based on management’s assumptions, estimates and projections as of the date hereof and are subject to risks and uncertainties that are discussed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2006. Market share growth can be adversely affected by a number of factors, including customers’ preference for our tools and the tools’ performance, as well as the general factors affecting our industry. Product and technological developments face additional risks, including not being adopted by customers. In addition, many factors can adversely affect forecasted financial performance, including cancellations and push-backs, customers’ on-site acceptance of our products, unanticipated costs, as well as a number of other risk factors described in our Form 10-K. Our business in general is subject to risks that can cause actual results to differ materially from those anticipated in our forward-looking statements, including, without limitation, demand being adversely affected by the cyclicality in the semiconductor industry, delays in acceptance and payment for shipped tools, the company’s ability to timely deliver and support its products, technological changes that affect our ability to compete, the risks associated with competing on a global basis and possible volatility in key markets. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

(Financial tables follow)

SEMITOOL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006
Net sales	$53,474	$63,824	$121,439	$119,113
Cost of sales	27,093	33,515	62,293	64,796

Gross profit	26,381	30,309	59,146	54,317

Operating expenses:
Selling, general and administrative	18,721	17,997	38,330	36,076
Research and development	7,266	6,295	13,747	12,062
Gain on sale of building	--	--	(648)	--

Total operating expenses	25,987	24,292	51,429	48,138

Income from operations	394	6,017	7,717	6,179
Other income (expense), net	6	(458)	261	(522)

Income before income tax	400	5,559	7,978	5,657
Income tax provision (benefit)	(670)	2,001	1,215	2,036

Net income	$1,070	$3,558	$6,763	$3,621

Earnings per share:
Basic	$0.03	$0.11	$0.21	$0.12

Diluted	$0.03	$0.11	$0.21	$0.12

Weighted average common shares:
Basic	32,016	31,849	31,985	30,433
Diluted	32,539	32,338	32,510	30,810

SEMITOOL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	March 31, 2007	September 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$12,640	$17,347
Trade receivables, net	59,691	56,593
Inventories	94,035	90,159
Prepaid expenses and other current assets	14,544	14,314

Total current assets	180,910	178,413
Property, plant and equipment, net	45,036	44,610
Other assets, net	9,314	9,373

Total assets	$235,260	$232,396

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$15,808	$22,882
Other current liabilities	37,043	40,668

Total current liabilities	52,851	63,550
Long-term liabilities	13,353	7,822

Total liabilities	66,204	71,372

Shareholders' equity:
Common stock	82,240	80,738
Retained earnings	87,662	80,899
Accumulated other comprehensive loss	(846)	(613)

Total shareholders' equity	169,056	161,024

Total liabilities and shareholders' equity	$235,260	$232,396